Exhibit 1.1

ASSIGNMENT, ASSUMPTION & JOINDER
TO
FORWARD PURCHASE AGREEMENT

December 20, 2021

This Assignment, Assumption & Joinder Agreement (this “Agreement”) is made as of the date written above by Waldencast Long-Term Capital LLC  (“Assignor”) and Burwell Mountain Trust (“Assignee”).  Reference is made to that certain forward purchase agreement (the “Forward Purchase Agreement”), dated as of February 22, 2021, by and among Waldencast Acquisition Corp. (the “Company”), Dynamo Master Fund and Assignor.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Forward Purchase Agreement.

1.          Each of Assignee and Assignor, by their execution and delivery of this Agreement, agrees to the assignment to and assumption by Assignee of all of Assignor’s rights and benefits as a “Purchaser” or equivalent term under the Forward Purchase Agreement and any other related documents as they apply to a “Purchaser” or equivalent term, including, for the avoidance of doubt, the right to purchase from the Company at the FPS Closing the Forward Purchase Securities initially subscribed for by Assignor.

2.          Assignee hereby acknowledges, agrees and confirms that, by its execution of this Agreement, Assignee shall be bound by all of the terms, obligations, provisions and conditions contained in the Forward Purchase Agreement as they apply to a “Purchaser” thereunder and as if an original signatory thereto in such capacity.

3.          Assignee hereby acknowledges, agrees and confirms that, by its execution of this Agreement, Assignee makes all of the representation and warranties of a Purchaser set forth in the Forward Purchase Agreement as of the date hereof.

4.          Assignor hereby acknowledges, agrees and confirms that, in accordance with Section 8(f) of the Forward Purchase Agreement, nothing in this Agreement shall limit the obligations of Assignor under the Forward Purchase Agreement, or the rights of any party thereto, to the extent that Assignee fails to comply with its obligations under the Forward Purchase Agreement.

5.          This Agreement shall be governed by the governing law applicable to the Forward Purchase Agreement.

6.          This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written above.

ASSIGNOR:

WALDENCAST LONG-TERM CAPITAL LLC

By:	/s/ Michel Brousset

Name:	Michel Brousset

Title:	CEO

ASSIGNEE:

BURWELL MOUNTAIN TRUST

By:	/s/ Rodrigo Vidal

Name:	Rodrigo Vidal

Title:	Manager